Exhibit 10.2

AMENDMENT NO. 1 TO
EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment No. 1 (the “Amendment”) to Executive Employment Agreement dated March 24, 2006 (the “Agreement”) is entered into on March 30, 2007, and is between Polymer Group, Inc. (the “Company”) and Willis C. Moore, III (“Executive”).

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend the Agreement as follows:

1.                                       In paragraph 1 of the Agreement, the Employment Period is extended one year by deleting “March 31, 2009” and replacing it with “March 31, 2010.”

2.                                       In paragraph 3(a) of the Agreement, Executive’s Base Salary is increased to $380,000 per annum by deleting the fist sentence and replacing it with the following:

During the Employment Period, Executive’s base salary shall be $380,000 per annum, effective on and after March 30, 2007, or such higher rate as the Board may determine from time to time (as adjusted from time to time, the “Base Salary”), which salary shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices (in effect from time to time).

3.                                       In paragraph 3(a) of the Agreement, delete the last sentence and replace it with the following:

Executive shall be entitled to participate in the various employee benefit programs (including health, life, retirement and disability) which the Company may establish and modify from time to time for the benefit of all its employees.  The Company retains the right to amend, modify or terminate any employee benefits from time to time in its discretion.

4.                                       Delete paragraph 3(d) of the Agreement and replace it with the following:

Executive shall be entitled to four weeks of paid vacation each calendar year in accordance with the Company’s policies, which if not taken during any year may not be carried forward to any subsequent calendar year and no compensation shall be payable in lieu thereof.

5.                                       In paragraph 4(a) of the Agreement, delete “March 31, 2009” and replace it with “March 31, 2010.”

6.                                       In paragraph 4(d) of the Agreement, delete the first two sentences and replace them with the following:

For twelve months following the date of Executive’s termination, the Company shall, at its expense, continue on behalf of the Executive and his dependants and beneficiaries, the medical, dental and hospitalization benefits provided to the Executive immediately prior to the date of termination.  The coverage and benefits (including deductibles and costs) provided in this Section 4(d) shall be no less favorable to the Executive and his dependants and beneficiaries, than the coverage and benefits provided to other salaried employees under the Company’s benefit plans, as such plans may be amended from time to time.

7.                                       In paragraph 9 of the Agreement, change Executive’s address for notices to:

Willis C. Moore, III

2024 Beverly Drive

Charlotte, NC 28207

8.                                       In paragraph 9 of the Agreement, change the Company’s address for notices to:

Polymer Group, Inc.

9335 Harris Corners Parkway, Suite 300

Charlotte, NC 28269

Except as modified by the foregoing, all other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

POLYMER GROUP, INC.

By:

WILLIS C. MOORE, III
Name:

Title: